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                                                                     EXHIBIT 5.1



                                 August 11, 2003



Capital Auto Receivables, Inc.
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

         Re:               Enforceability Opinion

Ladies and Gentlemen:

                  We are issuing this opinion letter in our capacity as special counsel to Capital Auto Receivables, Inc. (the "Seller") and General Motors Acceptance Corporation ("GMAC") in connection with the issuance of $150,000,000 aggregate principal amount of Class A-1a 1.77% Asset Backed Notes (the "Class A-1a Notes"), $980,000,000 aggregate principal amount of Class A-1b Floating Rate Asset Backed Notes (the "Class A-1b Notes" and, together with the Class A-1a Notes, the "Class A-1 Notes"), $125,000,000 aggregate principal amount of Class A-2a 2.35% Asset Backed Notes (the "Class A-2a Notes"), $525,000,000 aggregate principal amount of Class A-2b Floating Rate Asset Backed Notes (the "Class A-2b Notes" and, together with the Class A-2a Notes, the "Class A-2 Notes"), $350,000,000 aggregate principal amount of Class A-3a 2.96% Asset Backed Notes (the "Class A-3a Notes"), $470,000,000 aggregate principal amount of Class A-3b Floating Rate Asset Backed Notes (the "Class A-3b Notes" and, together with the Class A-3a Notes, the "Class A-3 Notes"), $150,500,000 aggregate principal amount of Class A-4a 3.40% Asset Backed Notes, (the "Class A-4a Notes"), $105,000,000 aggregate principal amount of Class A-4b Floating Rate Asset Backed Notes (the "Class A-4b Notes" and, together with the Class A-4a Notes the "Class A-4 Notes"; the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, and the Class A-4 Notes referred to collectively herein as the "Notes") by Capital Auto Receivables Asset Trust 2003-3 (the "Trust"), pursuant to an Indenture (the "Indenture"), between the Trust and Bank One, National Association, as Indenture Trustee (the "Indenture Trustee") and $88,331,568.24 initial certificate balance of Asset Backed Certificates (the "Certificates") by the Trust, pursuant to a Trust Agreement (the "Original Trust Agreement"), dated as of July 29, 2003, to be amended and restated as of the Issuance Date (the "Trust Agreement"), between the Seller and Deutsche Bank Trust Company Delaware, as Owner Trustee (the "Owner Trustee").

         The Trust intends to issue the Notes and the Certificates on or about August 14, 2003 (the "Issuance Date").

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Capital Auto Receivables, Inc.
August 11, 2003
Page 2


         We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes and the Certificates, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:

                  (i) a copy of the registration statement filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), on Amendment No. 1 to Form S-3 (File No. 333-105077) on May 16, 2003 with respect to asset-backed notes and certificates, including the Notes and the Certificates, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;

                  (ii) a copy of a form of prospectus supplement relating to the Notes substantially in the form to be filed with the Commission pursuant to Rules 424(b)(5) and 424(c) under the Act (the "Prospectus Supplement") and the prospectus, to be dated August 5, 2003, relating thereto (the "Base Prospectus" and, together with the Prospectus Supplement, the "Prospectus");

                  (iii) a form of offering memorandum relating to the Certificates intended to be exempt from the registration requirements of the Act;

                  (iv) the Original Trust Agreement and a form of the Trust Agreement;

                  (v) a form of the Trust Sale and Servicing Agreement among the Seller, GMAC, as Servicer, and the Trust (the "Trust Sale and Servicing Agreement");

                  (vi) a form of the Indenture;

                  (vii) a form of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), between GMAC and the Seller; and

                  (viii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, the documents described in clauses (iii) through (vii) are referred to herein as the "Transaction Documents").

         In our examination, we have assumed that the Transaction Documents will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.

         On the basis of the foregoing and on the basis of our examination of the Seller's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and a


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Capital Auto Receivables, Inc.
August 11, 2003
Page 3

review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Seller, it is our opinion that:

                  (a) The Seller is a corporation validly existing and in good standing under the laws of the State of Delaware.

                  (b) With respect to the Notes and the Certificates, when duly executed and authenticated by the Indenture Trustee or the Owner Trustee, as the case may be, in accordance with the terms of the Indenture or Trust Agreement, and issued and delivered against payment thereof, the Notes and Certificates will have been duly authorized by all necessary action of the Trust and will have been legally issued, with respect to the Certificates will be nonassessable and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors' rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

         We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or "Blue Sky" laws of the various states to the offer or sale of the Notes and Certificates.

         We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States, the General Corporation Law of the State of Delaware and the Delaware Business Trust Act.

         We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Notes and the Certificates. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Sincerely,




                              KIRKLAND & ELLIS LLP